Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2011
     Midlothian, September 26, 2011 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2011.
Financial Overview
          For the quarter, consolidated net sales decreased by $12.6 million, or 8.8%, from $143.0 million for the quarter ended August 31, 2010 to $130.4 million for the quarter ended August 31, 2011. Print sales for the quarter were stable at $69.2 million, compared to $69.1 million for the same quarter last year. Due to unexpected softness in the market apparel sales for the quarter ended August 31, 2011 were $61.2 million, compared to $73.9 million for the same quarter last year, or a decrease of 17.2%. Overall gross profit margins (“margins”) decreased from 27.8% to 26.1% for the quarters ended August 31, 2010 and August 31, 2011, respectively. Print margins increased during the period from 28.2% to 28.6%, while Apparel margins due to higher input costs decreased from 27.4% to 23.4%. Net earnings for the quarter decreased from $12.1 million, or 8.5% of sales, for the quarter ended August 31, 2010 to $9.7 million, or 7.4% of sales, for the quarter ended August 31, 2011. Diluted EPS decreased from $0.47 per share to $0.37 per share for the quarters ended August 31, 2010 and August 31, 2011, respectively.
          For the six month period, net sales decreased from $283.8 million for the six months ended August 31, 2010 to $273.6 million for the six months ended August 31, 2011, or 3.6%. Print sales for the period again remained relatively stable at $136.3 million, compared to $136.9 million for the same period last year. Apparel sales for the period were $137.3 million, compared to $146.8 million for the same period last year, or a decrease of 6.5%. Overall margins decreased from 28.9% to 27.0% for the six months ended August 31, 2010 and 2011, respectively. Print margins decreased slightly during the period from 29.2% to 28.7%, while Apparel margins decreased from 28.5% to 25.3%, again due to higher raw material costs. Net earnings for the period, decreased from $25.2 million, or 8.9% of sales, for the six months ended August 31, 2010 to $21.1 million, or 7.7% of sales, for the six months ended August 31, 2011. Diluted earnings decreased from $0.97 per share to $0.81 per share for the six months ended August 31, 2010 and 2011, respectively.
          The Company, during the quarter, generated $19.0 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $22.2 million for the comparable quarter last year. For the six month period ended August 31, 2011, the Company generated $40.9 million of EBITDA during the period, compared to $46.0 million for the comparable period last year.

	Three months ended		Six months ended
	August 31,		August 31,
	2011	2010	2011	2010
Earnings before income taxes	$15,279	$19,100	$33,129	$39,636
Interest expense	664	321	1,482	758
Depreciation/amortization	3,061	2,793	6,260	5,569

EBITDA (non-GAAP)	$19,004	$22,214	$40,871	$45,963

          Keith Walters, Chairman, Chief Executive Officer and President, commented by saying, “Overall the operational results for the quarter were as expected. Print continued to deliver steady revenue levels and operational results, while margins in our Apparel division were compressed some, due to higher raw material costs. Our Apparel raw material cost, on a comparable basis, was up approximately 50%, with continued increases expected over the next six months as the impact of the higher priced cotton makes its way through inventory. What wasn’t expected was the softness in the market during the last quarter. Whether this is just a temporary situation or one we will have to manage for an extended period of time is unknown. As we indicated previously, manufacturers’ ability to navigate through this period of higher cotton costs was dependent upon many factors, one being the continued economic recovery. The current softness in the marketplace will make this an even more challenging task for all concerned. The new manufacturing facility in Agua Prieta, MX is fully operational and all production has now been transitioned from our Anaheim, CA facility to this facility. So while many challenges have been negotiated to date, many challenges and uncertainties continue to mark the short term landscape. However, as always, we will remain vigilant to the task at hand.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Mr. Michael Magill, Executive Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)
Condensed Operating Results

	Three months ended		Six months ended
	August 31,		August 31,
	2011	2010	2011	2010
Revenues	$130,384	$143,034	$273,642	$283,775
Cost of goods sold	96,290	103,326	199,847	201,887

Gross profit margin	34,094	39,708	73,795	81,888
Operating expenses	18,322	20,276	39,179	41,523

Operating income	15,772	19,432	34,616	40,365
Other expense	493	332	1,487	729

Earnings before income taxes	15,279	19,100	33,129	39,636
Income tax expense	5,567	6,971	11,993	14,467

Net earnings	$9,712	$12,129	$21,136	$25,169

Earnings per share
Basic	$0.37	$0.47	$0.82	$0.97

Diluted	$0.37	$0.47	$0.81	$0.97

Condensed Balance Sheet Information

	August 31,	February 28,
	2011	2011
Assets
Current assets
Cash	$14,307	$12,305
Accounts receivable, net	52,513	58,359
Inventories, net	120,789	100,363
Other	11,843	11,371

	199,452	182,398

Property, plant & equipment	92,285	93,661
Other	196,355	197,669

	$488,092	$473,728

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$23,877	$18,868
Accrued expenses	22,679	27,644
Current portion of long-term debt	50,000	586

	96,556	47,098

Long-term debt	—	50,000
Deferred credits	29,575	28,947

Total liabilities	126,131	126,045

Shareholders’ equity	361,961	347,683

	$488,092	$473,728

Condensed Cash Flow Information

	Six months ended
	August 31,
	2011	2010
Cash provided by operating activities	$12,744	$27,507
Cash used in investing activities	(3,965)	(23,238)
Cash used in financing activities	(7,860)	(8,024)
Effect of exchange rates on cash	1,083	(315)

Change in cash	2,002	(4,070)
Cash at beginning of period	12,305	21,063

Cash at end of period	$14,307	$16,993